Exhibit 2.2

CLIFFORD CHANCE LLP
EXECUTION VERSION
RYANAIR DAC €6,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME GUARANTEED BY RYANAIR HOLDINGS PLC

AMENDED AND RESTATED DEED OF COVENANT

THIS DEED OF COVENANT is made on 1 July 2024

BY

(1)	RYANAIR DAC (the “Issuer”)

IN FAVOUR OF

(2)	THE ACCOUNTHOLDERS (as defined below); and
(3)

THE PERSONS for the time being and from time to time registered as holders of the Registered Notes (in respect of English Law Notes only) referred to below (the “Holders” of Registered Notes and, together with the Accountholders, the “Beneficiaries”).

WHEREAS

(A)

The Issuer has established a Euro Medium Term Note Programme (the “Programme”) for the issuance of notes (the “Notes”), in connection with which it has entered into an amended and restated dealer agreement dated 1 July 2024 (as amended or supplemented from time to time, the “Dealer Agreement”) and an amended and restated issue and paying agency agreement dated 1 July 2024 (as amended or supplemented from time to time, the “Agency Agreement”).

(B)

The Issuer wishes to amend and restate the provisions of the deed of covenant dated 27 July 2023 (the “Original Deed of Covenant”). With effect from the date hereof, the Original Deed of Covenant shall for all purposes be amended and restated as set out in this Deed.

(C)

The Issuer has made applications to the Irish Stock Exchange plc, trading as Euronext Dublin for Notes issued under the Programme to be admitted to listing on the official list (the “Official List”) and to trading on the regulated market of Euronext Dublin. Notes may also be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or that they will be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

(D)

In connection with the Programme, the Issuer has prepared the Base Prospectus (as defined in the Dealer Agreement) which has been approved by the Central Bank of Ireland as a base prospectus issued in compliance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

(E)

Notes issued under the Programme may be issued either (1) pursuant to the Base Prospectus describing the Programme and Final Terms describing the final terms of the particular Tranche of Notes or (2) pursuant to a prospectus (the “Drawdown Prospectus”) relating to the particular Tranche of Notes which may be constituted either (a) by a single document or (b) by a registration document, a securities note and, if applicable, a summary.

(F)	Notes issued under the Programme may be issued in bearer form (“Bearer Notes”) or in registered form (“Registered Notes”). Bearer Notes may be in the form of either a temporary global note in bearer form (the “Temporary Global Note”) or a permanent global note in bearer form (the “Permanent Global Note”). Registered Notes may be in the form of a global note in registered form (a “Global Registered Note”).

(G)

The Issuer wishes to constitute the Registered Notes (in respect of English Law Notes only) by deed poll and to make arrangements for the protection of the interests of Accountholders in certain circumstances.

NOW THIS DEED OF COVENANT WITNESSES as follows:

1.	INTERPRETATION
1.1	Definitions

All terms and expressions which have defined meanings in the Base Prospectus, the Dealer Agreement or the Agency Agreement shall have the same meanings in this Deed of Covenant except where the context requires otherwise or unless otherwise stated.  In addition, in this Deed of Covenant the following expressions have the following meanings:

“Accountholder” means any accountholder with a Clearing System which at the Determination Date has credited to its securities account with such Clearing System one or more Entries in respect of a Global Note, except for any Clearing System in its capacity as an accountholder of another Clearing System;

“Clearing System” means each of Euroclear Bank SA/NV, Clearstream, Luxembourg, and any other clearing system specified in the relevant Final Terms;

“Conditions” has the meaning given in the Base Prospectus except that, in relation to any particular Tranche of English Law Notes, it means the Conditions (as defined in the Base Prospectus) as supplemented, amended and/or replaced by the relevant Final Terms, and any reference to a numbered Condition shall be construed accordingly;

“Determination Date” means, in relation to any Temporary Global Note or Permanent Global Note which is an English Law Note, the date on which such Temporary Global Note or Permanent Global Note becomes void in accordance with its terms and, in relation to any Global Registered Note which is an English Law Note, has the meaning given to it in the Global Registered Note;

“Direct Rights” means, in the case of Bearer Notes (in respect of English Law Notes only), the rights referred to in Clause 3.1 (Direct rights – Bearer Notes) and, in the case of Registered Notes (in respect of English Law Notes only), the rights referred to in Clause 3.2 (Direct Rights – Registered Notes);

“Entry” means, in relation to a Global Note which is an English Law Note, any entry which is made in the securities account of any Accountholder with a Clearing System in respect of English Law Notes represented by such Global Note;

“English Law Note” means any Note issued by the Issuer where “Governing Law” is specified in the relevant Final Terms as being “English Law”;

“Global Note” means a Temporary Global Note, a Permanent Global Note or a Global Registered Note which is, in each case, an English Law Note; and

“Principal Amount” means, in respect of any Entry, the aggregate principal amount of the English Law Notes to which such Entry relates.

1.2	Clauses

Any reference in this Deed of Covenant to a Clause is, unless otherwise stated, to a clause hereof.

1.3	Amendment and Restatement

The Original Deed of Covenant, with effect from the date hereof, shall (save in relation to any Notes issued prior to the date of this Deed of Covenant or any Notes issued on or after the date of this Deed of Covenant and which are consolidated with, and form a single Series with, the Notes of any Series issued prior to the date of this Deed of Covenant) be amended and restated on the terms of this Deed of Covenant. Subject to the above, any English Law Notes issued on or after the date of this Deed of Covenant shall be issued pursuant to this Deed of Covenant. This does not affect any Notes issued prior to the date of this Deed of Covenant. Subject to such amendments and restatements, the Original Deed of Covenant and the Notes shall remain in full force and effect.

1.4	Other agreements

All references in this Deed of Covenant to an agreement, instrument or other document (including the Base Prospectus, the Dealer Agreement and the Agency Agreement) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, replaced or novated from time to time.  In addition, in the context of any particular Tranche of English Law Notes, each reference in this Deed of Covenant to the Base Prospectus shall be construed as a reference to the Base Prospectus as supplemented and/or amended by the relevant Final Terms.

1.5	Legislation

Any reference in this Deed of Covenant to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.

1.7	Benefit of Deed of Covenant

Any English Law Notes issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any other or subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).

1.8	Final Terms or Drawdown Prospectus

In the case of a Tranche of English Law Notes issued pursuant to a Drawdown Prospectus, each reference in this Deed of Covenant to “Final Terms” shall be read and construed as a reference to such Drawdown Prospectus unless the context requires otherwise.

2.	THE REGISTERED NOTES

The Issuer hereby constitutes the Registered Notes (in respect of English Law Notes only) and covenants in favour of each Holder of a Registered Note (in respect of an English Law Note) that it will duly perform and comply with the obligations expressed to be undertaken by it in each Note Certificate and in the Conditions (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the English Law Notes shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

3.	DIRECT RIGHTS
3.1	Bearer Notes

In respect of English Law Notes only, if any Global Note representing all or part of a Tranche of Bearer Notes becomes void in accordance with its terms, each Accountholder shall have against the Issuer all rights (“Direct Rights”) which such Accountholder would have had in respect of the English Law Notes if, immediately before the Determination Date in relation to that Global Note, it had been the Holder of Definitive Notes of that Tranche, duly executed, authenticated and issued, in an aggregate principal amount equal to the Principal Amount of such Accountholder’s Entries relating to such Global Note including (without limitation) the right to receive all payments due at any time in respect of such Definitive Notes as if such Definitive Notes had (where required by the Conditions) been duly presented and (where required by the Conditions) surrendered on the due date in accordance with the Conditions. In respect of English Law Notes only, anything which might prevent the issuance of Definitive Notes in an aggregate principal amount equal to the Principal Amount of any Entry of any Accountholder shall be disregarded for the purposes of this Clause 3.1, but without prejudice to its effectiveness for any other purpose.

3.2	Registered Notes

In respect of English Law Notes only, if the Determination Date occurs in respect of any Global Registered Note in accordance with its terms then, subject to Clause 3.4 (Notification and No Further Action), each Accountholder shall acquire rights of enforcement against the Issuer (“Direct Rights”) to compel the Issuer to perform its obligations to the Holder in respect of the English Law Notes represented by the Global Registered Note, including the obligation of the Issuer to make all payments when due at any time in respect of such English Law Notes in accordance with the Conditions as if such English Law Notes had (where required by the Conditions) been duly presented and surrendered on the due date in accordance with the Conditions.

3.3	Effect

Notwithstanding the Direct Rights that may be created under Clause 3.2 (Registered Notes):

3.3.1

Discharge: payment to the Holder in respect of any English Law Notes represented by the Global Registered Note shall constitute a discharge of the Issuer’s obligations to the extent of any such payment; and

3.3.2	Payment to Holder: nothing herein shall oblige the Issuer to make any payment under the Registered Notes (in respect of English Law Notes only) to or to the order of any person other than the Holder.
3.4	Notification and No Further Action

In relation only to Direct Rights in respect of Registered Notes (in respect of English Law Notes only) under Clause 3.2 (Registered Notes):

3.4.1

Notification: as a condition of exercise of such Direct Rights by an Accountholder, such Accountholder shall, as soon as practicable, give notice of such exercise to the Holders of English Law Notes of the same Series in the manner provided for in the Conditions or the Global Note Certificate for notices to be given by the Issuer to Noteholders; and

3.4.2

Issuer undertaking: to facilitate the giving of such notice, the Issuer shall procure that the Registrar delivers the above notice to the Clearing Systems upon the instruction and at the expense of the relevant Accountholder.

Subject (only in the case of Registered Notes) to Clause 3.4.1 (Notification and No Further Action – Notification), no further action shall be required on the part of the Issuer or any other person for the Accountholders to enjoy the Direct Rights.

4.	EVIDENCE
4.1	Records

The records of the Clearing Systems shall be conclusive as to the identity of the Accountholders and the respective amounts of English Law Notes credited to their securities accounts and a statement issued by a Clearing System setting out:

4.1.1	Name: the name of the Accountholder in respect of which it is issued; and
4.1.2	Principal Amount: the Principal Amount of any Entry credited to the securities account of such Accountholder with such Clearing System on any date,

shall be conclusive evidence for all purposes of this Deed of Covenant.

4.2	Determination Date

If a Clearing System determines the Determination Date, such determination shall be binding on all Accountholders with such Clearing System.

5.	DEPOSIT OF DEED OF COVENANT

This Deed of Covenant shall be deposited with and held by the Fiscal Agent for so long as the Programme remains in effect and thereafter until the date on which all the obligations of the Issuer under or in respect of the English Law Notes (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full.  The Issuer hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.

6.	STAMP DUTIES

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur or which may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.	BENEFIT OF DEED OF COVENANT
7.1	Deed Poll

This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

7.2	Benefit

This Deed of Covenant shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against the Issuer.

7.3	Assignment

The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Beneficiary shall be entitled to assign all or any of its rights and benefits hereunder.

8.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	NOTICES
9.1	Address for notices

All notices and other communications to the Issuer hereunder shall be made in writing (by letter or email) and shall be sent to the Issuer at:

Ryanair DAC

Address:Corporate Head Office

Airside Business Park

Swords

Co. Dublin

Republic of Ireland

Attention:Company Secretary

Email:tr1@ryanair.com

or to such other address, email address or for the attention of such other person or department as the Issuer has notified to the Noteholders in the manner prescribed for the giving of notices in connection with the English Law Notes.

9.2	Effectiveness

All notices and communications sent in accordance with Clause 9.1 (Address for notices) shall take effect, in the case of a letter, at the time of delivery, in the case of an electronic communication, when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided, that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided that any such notice or other communication which is received (or deemed to take effect in accordance with the foregoing) after 4.00 p.m. (local time) or on a non-business day in the place of receipt shall be deemed to take effect at 10.00 a.m. on the next following business day in such place. Any communication delivered to any party under this Deed of Covenant which is to be sent by electronic communication will be written legal evidence.

10.	LAW AND JURISDICTION
10.1	Governing law

This Deed of Covenant and all matters arising out of or connected with it are governed by English law.

10.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Deed of Covenant (including a dispute relating to the existence, validity or termination of this Deed of Covenant or any non-contractual obligation arising out of or in connection with this Deed of Covenant) or the consequences of its nullity.

10.3	Appropriate forum

The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

10.4	Service of process

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Ryanair UK Limited at Enterprise House, 2nd Floor, Bassingbourn Road, London Stansted Airport, England, CM24 1QW, or to such other person with an address in England and/or at such other address in England as the Issuer may specify by notice in writing to the Beneficiaries.  Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

11.	MODIFICATION

The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the English Law Notes, including the modification of any provision of this Deed of Covenant. Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Beneficiaries (to the extent that this Deed of Covenant relates to the relevant Series of English Law Notes).

IN WITNESS whereof this Deed of Covenant has been executed by the Issuer and is intended to be and is hereby delivered on the date first before written.

Given under the Common seal of	)
RYANAIR DAC	)
and DELIVERED as a DEED:

Authorised Person: /s/ Neil Sorahan	)

Authorised Person: /s/ Juliusz Komorek	)

[Signature page to English Law Deed of Covenant]